Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping or making payments online or via mobile apps;

•	any failure to maintain our existing relationships or build new relationships with partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	any difficulties we may have with the quality or safety of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors or any difficulties we may have maintaining compliance with the rules of the credit card processors;

•
any problems we may encounter as a result of the anticipated implementation in the U.S of the EMV (Europay, MasterCard and Visa) standards for credit cards, which are scheduled to be implemented in the U.S. during 2015, including any problems that may result from any increase in online fraud as a result of the implementation or anticipated implementation of the EMV standards;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or any other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the large volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any environmental or other difficulties we may encounter relating to the real estate we recently purchased, the design and construction of an office campus on that property to serve as our corporate headquarters, our financing of a substantial portion of the costs of designing and constructing the office campus and headquarters or of the interest rate swaps we entered into in connection with the financing, of financing it after construction, or the transition from our current facilities to the new facilities;

•
any difficulties we may encounter in connection with Overstock Fulfillment Services or Supplier Oasis or our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings, our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or types of taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoins or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
increasing competition, including competition from well-established competitors including Amazon.com, competition from competitors based in China or elsewhere, competition from companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally;

•	difficulties we may encounter in connection with our efforts to offer additional types of services to our customers, including insurance products and consumer financing;

•
difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of our recently-announced acquisition of the assets and operations of a financial technology company and our agreements to acquire three registered broker dealers affiliated with the fintech business;

•
technical, operational, regulatory or other difficulties we may encounter in connection with Medici’s efforts to create a system for the trading of digital securities, or with the operation of Medici’s system, which we began on a limited trial basis during Q2 2015 with a privately-placed sale of $500,000 principal amount of our cryptobonds to our CEO Dr. Patrick Byrne in exchange for cash and a subsequent sale of $5.0 million to an unaffiliated third party in July 2015;

•
difficulties we may encounter with our proposed system for the trading of digital securities due to lack of market acceptance or as a result of competition from any of the numerous other competitors seeking to develop competing technologies or systems, most of which may have substantially greater financial and technical resources than we do;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us in the Droplets matter or the judgment obtained by the District Attorneys of a number of California counties as described in this report;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns; and

•	the other risks described in this report or in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-Q for the quarter ended September 30, 2015, filed with the SEC on November 9, 2015, and the risk factors contained in any Form 10-Q or other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q3 2015 Overstock com Inc Earnings Call

EVENT DATE/TIME: NOVEMBER 09, 2015 / 09:30PM GMT

CORPORATE PARTICIPANTS
Patrick Byrne Overstock.com Inc. - CEO
Mitch Edwards Overstock.com Inc. - General Counsel and SVP
Robert Hughes Overstock.com Inc. - SVP of Finance & Risk Management

PRESENTATION

Robert Hughes - Overstock.com Inc. - SVP of Finance & Risk Management

Good afternoon everyone. Welcome to Overstock's third-quarter 2015 earnings call.

Before we begin, you should be aware that during this conference call certain statements may contain forward-looking information. Actual results could differ materially from those that we've projected during these discussions.

Overstock's policy on forward-looking statements and additional information concerning a number of factors that could cause actual results to differ materially from such statements is readily available in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. In addition, Overstock undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise. If any non-GAAP financial measure is used on this call, a presentation of the most direct comparable GAAP financial measures, and reconciliation of this non-GAAP financial measure to GAAP is provided as supplementary information to our release.

Please note that you may listen to a live webcast or a replay of this call by visiting Overstock's website and then clicking on Investor Relations at the bottom of the home page and then on Webcast. Now I'd like to turn the call over to Overstock CEO, Dr. Patrick Byrne.

Patrick Byrne - Overstock.com Inc. - CEO

Thanks, Rob. Good afternoon, everyone. Welcome to our third-quarter call.

Joining us today are Stormy Simon, our President; Robert Hughes, CFO, and Mitch Edwards, our new General Counsel.

We had an important quarter in which we've made some strategic pivots. As you may have noticed, we are continuing to grow our trusted and respected online retail business but we are also a leader in developing some, I think, world historic technology that is going to transform capital markets for the benefits of investors, our Company, believe it or not hedge funds, short-sellers -- just about everyone who is not an intermediary. More on that later.

First let's do the numbers.

Slide 3 in your slide deck. Our revenue in Q3 was $391 million, up only 11% from Q3 last year. Gross profit $72.5 million, up 8%. Contribution was up only 2%. -- and I'll be hitting those in a bit more detail.

Slide 4,quarterly revenue growth. We were back on that plateau I like -- 15% to 20% growth -- it has slipped.

I will tell you a few facts. We slipped a stitch here and there in a couple of initiatives. Secondly, there was as always a Google search change. We slipped a stitch on a couple of initiatives and we've gotten them straightened out but that was a third of the problem. Third of the problem was that Google Search change, as it affects everybody it affected -- it was a little bit different this year than it was in previous years in some respects on who it helped and who it hurt. But we think we've already learned our way out of that.

And lastly, I think there's a real secular fundamental question mark about the economy. We have all kinds of ways of seeing in terms of shift -- what's going on and we look at competitors' traffic numbers in such and it sure looks to us like while housing remains strong -- everything associated with housing remains strong -- things that are really disposable income or that are say fashion and high-end jewelry and stuff, we're seeing some quick shifts that suggests an underlying secular issue in the economy so I'm quite bearish in that regard.

Slide 5 -- quarterly gross profit growth grew 8%.

Slide 6 -- contribution growth -- regarding contribution, the changes in the marketing environment I mentioned earlier mean that if you had everything optimized for one environment within that environment shifts you get caught off guard. And it's all a question of how quickly you can change. In fact the more optimized you are for one environment the more it sort of catches you out when that environment shifts quickly as it has been.

That's why you see a contribution growth rate that while still positive was lower in Q3 of this year than Q3 of last year. But I must say these gyrations have happened before and it's really all a matter of who learns quickest about the changes in the unique digital marketing environment and figures out the root of it more quickly than the other folks. And of course who's willing to lose the kind of capital you see some of our competitors losing.

Slide 7 -- quarterly gross margin contribution. The tick down in contribution margin to 10.8% is a result of a slight increase in marketing spend. We spent 7.7% on marketing in Q3 this year versus 7.2% in Q3 last year. We're working hard on pricing algorithms and have built an expert team with analysts and statisticians that brought in consulting experts who were working hard on our pricing models. Again, this is going to be a continual ongoing learning experience but we think we have a long way we can optimize in pricing control.

Slide 8 -- technology and G&A. We've been able to leverage our G&A, and so, our G&A expense is flattish in the three quarters of this year. Technology expenses are growing appropriately, given our continual improvement processes; and so, for Q3, the combined G&A and tech expenses are growing at 17%. That's obviously non-sustainable with the sales only growing 11%. Our expense control is really one thing that we've managed over the years and mastered. We set budgets for ourselves and we hit those budgets and often save a lot of money over those budgets. Unless I make -- and generally it's me when it happens -- it's just a conscious decision. Okay - I know I budgeted this but I see some opportunity. To be honest, Medici is like that for us this year. We only thought we were going to spend $2 million or $3 million as the year developed. And we see these opportunities, we will have spent $8 million directly by the end of the year and I don't regret a penny of it.

So our expense control is good but when the sales and especially the contribution margins does not come in as anticipated, that's where the mismatch is. So, I have no qualms or concerns that we're not going to be able to manage our expenses to whatever growth we are able to achieve. And, in fact, we have risen our expenses that we've structured in a certain way to make them easier to manage.

Slide 9 -- operating and free cash flow. We had $45 million in operating cash flow in the trailing 12 months. Free cash flow has declined but, remember, we are building a new building to increase the efficiency and productivity of our employees and teams. We have spent a significant percentage of our cash so far this year on this building.

The good news is that the remaining cost of that building will be financed by approximately $46 million of bank debt. So the big differential between operating and free cash flows should be somewhat mitigated by that financing going forward. We had to put in our half of the money upfront and then once we got the last of our money in, that's when we started drawing on the banks and when did we get the last of our money in?

Robert Hughes - Overstock.com Inc. - SVP of Finance & Risk Management

That was in September.

Patrick Byrne - Overstock.com Inc. - CEO

So that's really the big difference.

Slide 10 -- GAAP inventory turns, 52. 1,200% GMROI.

Slide 11 -- unique customers and cost per customer. Unique customers are up a bit from last year but so is the cost. I suspect acquisition costs are up across the industry.

We have assembled the most serious team by far we've ever had on this with fantastic new hires in marketing and analytics and with big company experience. We have never seen the kind of talent walk through our door that we are getting now. We've been looking for this kind of talent but I've never had a pipeline of these kinds of people before and we've been starting them over the last six weeks or two months and so forth.

A lot of that has to do frankly with outside talent wanting to work with Stormy Simon -- she's off at conferences and all these fantastic people get a cut of her jib and say they want to work for her.

We also have some terrific people here who are getting liberated. We think that by salting them with this outside talent we are starting -- we have figured out a lot of things ourselves and then people come in from different large companies -- well-known companies that they have had their own approaches and it's really a fecund intellectual environment.

Moving on -- let me see what else I want to say.

Okay. Let's go to Slide 12. New customers are flat year over year partially due to that search algorithm challenge and other factors discussed earlier.

Slide 13 -- unique visitors. Slightly up from last year but it can be constrained by economic conditions and algorithm changes.

Slide 14 -- average order size increased every quarter of this year and the number of orders is up in Q3, both sequentially as well as year-over-year. So we have this wonderful -- I remember when it was double digits, our average order size -- up to $183 -- a lot of that is mix shift change over the years.

Slide 15 -- gross profit per transaction. It's about even with last year.

Slide 16 -- up again from last year but at the lower rate of revenue growth and employee count rose 7.5% year over year. And remember that includes that we have a whole bunch of -- a couple dozen people are involved directly in the Medici efforts. So I think what are we growing here to date? About 14%, 15%? Year to date, and our headcount is up 7.5% and even some of that 7.5% has to do with really standing up a new unrelated business. So we are keeping our headcount in line and keeping it to less than growth.

Slide 17 -- loyalty key initiatives. This is a good time to talk about key innovations we are bringing to the market and their effect on our business. Our loyalty program we launched this quarter, our Club O Silver. We took 19 million people who were on our email address list and we moved them into Club O Silver, this new program.

It's Club O but instead of paying $20 and getting 5%, it's free and you get 2%. They start getting a minimum 2% back on every purchase and we now have 19 million members in it. Where we have some learning to do, we got pretty good at using coupons -- discount coupons to cause activity among those 19 million people when they received our emails. We'd like them to start using Reward coupons but there is a migration path from getting them to use the discount coupons to getting them to use Reward coupons and our experience has been that it's kind of a 60-day hickey, that when you make that transition and you start getting people off the discount coupons onto the Rewards, we are discovering for about 60 days, it hurts you, and then by Day 60, you should be breakeven and then going forward.

It turns out even to be -- we've learned -- more complicated than that. But this is a focus now for our marketing team and we've got a terrific fellow -- Saum Noursalehi -- he's been here forever. He is actually a developer with the right background but has stepped up and in a pinch has been our CMO on a number of occasions -- but we want to get him -- he's also a great innovator. I want to get him back to being our Chief Growth Officer, really, working with me.

And we have a wonderful new hire with an outstanding pedigree -- a woman who has come in to assume marketing roles -- leadership, in time. In fact I think she's quite close to it now. So we really do have to manage better this Club O Silver -- the testing of how to make people respond to reward emails like we have years of experience getting them to respond to discount coupons, about using Rewards and so on and so forth.

But there's going to be some learning involved in that -- learning cost.

Our Club O goal has already become a very significant part of our business and is growing quickly. Club O Silver is just a new free layer. It's not out of the question that you will see us introduce an even higher layer sometime this year at around a $50 price point.

Medici -- if you look up on YouTube, and I put the link in the letter I wrote to shareholders. I gave a talk a year and a half ago in Amsterdam at the first global conference on Bitcoin -- I was a keynote.

I got up and said Bitcoin is not the main event. The main event is this underlying tech knowledge called the Blockchain -- it can change everything.

We got a real jump -- it seems to me we got a real jump on the world. We put together some crypto enthusiasts, developers, lawyers, our developers and a bunch of finance folks I knew -- people from Wall Street -- and we started working on creating a crypto Wall Street -- over a year ago. We also got -- we applied for a number of key patents -- now we have five of them including things that re-create Wall Street as we know it within the world of crypto.

We spent $3.2 million this quarter directly and it will be $8 million by the end of the year, that's direct cost. So but when you add share overhead services, dual tasked employees, load factors -- the real cost of business isn't $8 million, it's probably something closer to twice that.

I made the decision to do it and to do it much bigger than I thought in January. I'm happy to see that the world seems to have gotten the joke -- starting with Mr. Dimon, who -- I happened to know him 20 or 25 years ago -- a fine fellow. He wrote a letter to shareholders in April, basically saying Wall Street -- Silicon Valley is coming to eat Wall Street's lunch. So this crypto world is going to disrupt the world of Fintech.

And since then it seems that every week, there's another announcement from a bank which is forming a study group to study the Blockchain or the consortium of banks. We're getting invited all over the world to these centers that are springing up, funded by banks to study applications for this.

So I'm happy that while people go back and see I was talking -- I've even seen some people saying, this is the biggest financial innovation in 500 years and all that stuff. We were there a year and a half ago -- we knew that -- and we started working first in a tiny way and started gathering people and doing things but it blossomed and I don't regret that we are hitting -- I may regret that we are not putting the pedal to the metal even more than we are on this. The world is recognizing that the Blockchain is going to change history. I think it may be more significant than the Internet itself for some political reasons I described in my letter. There's all kinds of central institutions that get disrupted -- they get turned into buggywhip businesses.

So we have been filing for patents surrounding this technology. From the beginning we worked with expert firms such as Perkins Coie, Bracewell & Giuliani, and Jones Day. We filed provisional patents long before everyone else seemed even aware of how this stuff could fit together.

For example -- I'm just going to throw this out -- the application of Crypto to ETFs -- we've got that -- we have a patent in on it and I haven't heard anyone even talking about that. Folks listening probably know how big a part of the world of the capital market is ETFs these days where we have, I think, two provisional patents filed on that. There was nothing we could find -- there was nothing in the record, and we are having like really blue-chip law firms do this patent work, so we think these patents may turn out to be amazing and that's just small potatoes compared to what we think is possible here.

Every day it seems there's more stories about another group getting funding and so on and so forth. It's not out of the question that some of those folk are going to in a couple of years find out that they are building on land that we own -- that we've staked claims to. But in any case, we've built these systems -- we issued the world first crypto bond to me and then to First New York -- a very prescient firm -- they are in New York, leading edge. I do expect to see that bond unwound soon.

On August 4 we announced the launch of t0 at a news conference at NASDAQ. In late August we signed an agreement to acquire related businesses. SpeedRoute gives us a note in the national equity system. They route 2.5% of equity orders in the United States and it's growing like crazy.

And the point of buying that -- not only is that a fine investment on its own by the way. We paid a fair price, we paid a stiff price to Mr. Cammarata. Joe Cammarata had built it. We paid a stiff price but a fair price. Just on an earnings equivalent basis, as such, we think it's going to be a fine investment.

But you combine it with having built all this crypto technology and patented it we could start exposing it to the national market system. People are already -- your brokers are all plugged into it already. Because we've acquired this node we can start bringing this very easily to the national market system.

We filed a shelf registration with the SEC statement in March which was approved. It was kind of a vanilla shelf registration. And we resubmitted it and added crypto security. So the first shelf registration said an S-3 should cover common stock, bonds, futures, warrants -- etc., etc. It got approved and we resubmitted saying crypto securities as you may imagine that caused -- that went down sideways and we've been, we've had three rounds of comments from the SEC to that. I guess we made our fourth set of replies, we had our fourth round yesterday?

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Fourth round of comments -- we are about to reply.

Patrick Byrne - Overstock.com Inc. - CEO

We just got our fourth round of comments now last week and we will be submitting our fifth reply tomorrow. It's causing -- but the SEC has been, notwithstanding our long history, has been an amicable and professional partner to work through this with. I do feel we are starting to get asked questions that don't have much to do with our registration statement but we are being super cooperative with all regulators and are sitting down with them when they ask to meet us. We just came back from Washington on one such trip. We sit down and explain open book -- our open book policy with the Feds so they can understand us. And I know it's going to be a sea of change in the capital markets.

So far the relationship has been productive -- I hope it stays that way. I mentioned the five patent applications for technologies surrounding an innovative way to bring transparency into the world of securities lending. The issuance of what we call short tokens. You who are familiar with the Company's history they know that I took a special interest in the subject of stock locates and securities lending. I think that there is -- in the process of learning about it I realized that it's truly the last great opaque market on Wall Street that's ripe for disruption.

I think it's the dirty little secret on Wall Street, how much money they make on securities lending. I think we have a better mousetrap and we have institutions lined up on both sides to use it. Both hedge funds and beneficial owners.

So you may be seeing that launch within -- well we did do on a test basis we did one $10 million short token and we are going to -- you may even see that -- it's to the point where we can turn it on tonight for the whole world. There is now the final crossing of T's and dotting of I's as far as legal matters before we expose that to the world but it's ready to go.

So -- human capital. I don't want to miss this. We have terrific human capital here and systems to develop human capital -- an E2.O system that let us cooperate with each other online and such. But it's always beneficial to get some outside thinking in and we have really developed a stream of really qualified high-end -- Mitch here being an example. Mitch is the guy who built Skullcandy. He was the adult supervision at Skullcandy is how I would put it. He might be more modest.

Mitch built this $2.5 billion company as General Counsel and CFO and Mitch was also similarly positioned at Bit Torrent. Anything else?

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Razor Inc., in Singapore.

Patrick Byrne - Overstock.com Inc. - CEO

So Mitch has built some pretty cool companies. What else do you want to say?

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

That's enough.

Patrick Byrne - Overstock.com Inc. - CEO

Mitch is a serious player and has come as our General Counsel but can spread his wings and have lots more positive contribution for us beyond that.

That's a big difference for us. A difference in the systems we have to develop human talent and the fact that we now have an inflow of extremely talented and experienced people. The cause of this really is Stormy Simon.

She's made waves in the industry and what is happening is that strong entrepreneurial people in e-commerce -- especially women -- are applying to work for us. She goes out to these conferences where she's become a legend and she gives these talks and she comes back with resumes from all kinds of very powerful women in other companies who feel maybe that they've hit a glass ceiling and they are applying to us.

So we are getting this terrific talent from women and also men who get to know Stormy and want to come work here.

And that's the -- I'm just checking my notes -- is there anything else I wanted to say? No. Let's leave the call open to questions.

We'll go with -- there's a number of people who want to ask questions so let's limit it to two questions per person and then Mitch, somebody emailed in a couple of questions. Would you start with that? And we will go to two questions per person so we can get through everybody and go round robin.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Okay, Patrick. Thank you. Two questions have been emailed in and then we have several that are on the line. The ones emailed in -- first one from Sang Park, a shareholder. Could you comment on your moat for the t0 platform? How can you prevent another firm from doing what you are trying to accomplish better than Overstock?

Patrick Byrne - Overstock.com Inc. - CEO

There is a few moats. One is, of course, patents -- when you can patent those are good moats. Second, it's turning out to be the case that all these people making announcements -- I got to tell you from our experience a lot of the announcements in this field is vaporware -- just absolute vaporware. Some folks who our making announcements don't even have technologies yet and what we're learning is it's really hard to get to hire technologists in this field.

Utah has for some reason the last year become known as a bit of a micro center in this field. Maybe it has to do with us taking Bitcoin. We've had all kinds of crypto talent apply to us and we are building out -- we have built out a very strong tech team in this area and that itself is quite unusual. Some of these other companies -- and they their real stumbling block is getting the talent who can do this kind of work technologically; and we have it. In fact we are growing that team nicely.

I want to probably grow it to 2 to 3 times its current size just because I think that the team itself has such intrinsic value. So that's another moat.

And I'd say another moat is we have very -- between us and our experience in the famous lawsuit which really all regards the micro structure, the settlement structure of Wall Street. Contacts were made 10 years ago in the course of that lawsuit. It was not -- basically we got a bunch of those kinds of folks who really understand the micro structure of the market together with a bunch of our crypto technologists, our development leaders, lawyers -- lawyered everybody up to the hilt and let them start inventing things, and that started over a year ago.

There's a pretty odd confluence of ingredients here. While other people are scrambling around trying to get money so they can then go and hire the right technologists and things like that and find the right projects to work on, we have a number of business models that are just rolled right out of -- if you apply this technology to Wall Street -- various processes on Wall Street, and we didn't pick the most obvious ones which were really payment systems. We knew that the banks were going to go for payment systems -- I have a little birdie whispering in my ear that that's what the banks wanted but that's what we stayed away from. That's -- the big obvious one that's going to save tens of billions of dollars for the financial industry but we wanted to go into other areas.

So I think we have a nice head start. We have some patents, we have a team, we have funding. So those are the moats but ultimately it's going to come back to how quickly we innovate and learn versus the other folks.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Another question from Mike Arnold, a shareholder, what sort of IP protection do we have on t0.com? And related to that, do we have patents covering the software code to trade securities peer-to-peer? If so, is your plan to out-license the technology to the brokerage industry? Or are we more focused on keeping it proprietary and going to market solo?

Patrick Byrne - Overstock.com Inc. - CEO

Well, the IP protection first of all is the patents and we have five provisionals applied for. Now, provisional patents normally -- a friend said, you can spit on a piece of paper and submit it and say you have a provisional patent.

We had Perkins Coie to do the patent research and let me tell you, a year and a half ago this was wide open. A year and a half ago, I said, go look up the speech on YouTube where I'm up in Amsterdam talking on the stage about, this isn't about Bitcoin. This is about how you can change Wall Street -- and how few people even got it a year and a half ago.

Now the whole world gets it -- if you are paying any attention at all to the financial press every day there's more announcements about this. We got there, we got the lawyers together with the crypto people, with the Wall Street guys and we -- so, part of it is we really have first mover advantage. It's kind of odd how there are stories coming out now in certain respected journals which go way out of their way not to mention us. We are the unquestioned leader in the application of crypto to financial technology. We got there first. We got these patents applied for and everybody knows us. We've built systems, we've launched systems. We've done our private crypto security and we are ready to do a public crypto security. We are in negotiations with all kinds of major people -- people on Wall Street who invite me in and I go in thinking is going to be like -- I'll be like Damien in the movie from The Omen, where he goes to the church and his head spins around on its axis.

But actually everybody has been super gracious and they understand and we seem to be on the same side. There's a whole new generation of leadership in some of these institutions. They all seem to be on the same side. They understand the power of this technology to disrupt the world and they don't want to be disrupted and they actually see the value of it and so forth.

So these are the different moats and approaches we're taking. As far as licensing it absolutely we want to license it. We are not about creating monopolies. We want to break up monopolies. This is about -- we are doing God's work here with this crypto stuff. We've designed it, we want to build it, want to license it to people who are going to use it. It's absolutely not about trying to create an alternative to the system and force adoption, it is to license throughout the system and we've had unbelievable meetings and conversations with the most high-level people you can imagine across Wall Street -- major institutions who want to be part of it.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Okay. Another question emailed in from Eric Burnside, an investor with Acme Capital. What are the biggest challenges management is facing in operating the business including new fin-tech ventures?

Patrick Byrne - Overstock.com Inc. - CEO

Let me just start with the main business -- what we used to call our core business -- but core means something else internally now. Just the retail business -- we did conduct a long strategic review and we found two real levers that we can pull -- that we can pull over the next four months. One of them starting in a couple of weeks -- it will take four months and another one will take a few months. I don't want to describe them as challenges. All I can say is this a big opportunity on the market side and a big opportunity on the -- a change in how we do our sourcing.

I'm not going to say specifically what they are because for competitive reasons. But we realize we've been marketing very, very well to certain groups and populations, but really missing some groups and we've been devising plans over the last couple of weeks and working out with outside parties to try to figure out how to get those groups we've been missing.

Another -- internally I would say the other biggest challenge at this point is competition. Competition is really heating up. It's heating up from brick and mortars. By the way I think, in general, the gods of economics think that the most efficient model is brick and click. There's such synergies between having a brick operation and a click. Because look at how much money we spend on marketing. If somebody is a brick and click they get all the benefit. You know Walmart, Target, got-- and around 2005 and 2006 they get their websites sorted out real good, and then they just started putting it on every receipt -- visit target.com, visit Walmart.com.

So with no marketing costs -- just hanging some signs in the stores they started getting traffic and that's when they exploded in blue buys. Until then I think we were bigger than they were, by a good margin. There's just such efficiencies in brick and click. And there's a number of large brick and click -- IKEA, Bed, Bath and Beyond, others I won't name who have made clear over the course of the summer that they are going to be charging that they missed the first generation of e-commerce but now they are charging into it.

There's also some pure plays who are coming in who are getting lofty valuations and lofty amounts of capital to put in their pockets. We have a $2 billion business that's been profitable. I think we've been the most consistently profitable pure play retailer around for about five years. This is our first losing quarter in 15 quarters -- something like that.

So what we could do with $500 million or $200 million to burn like some of our competitors is amazing to me.

So a third challenge is competition. Put it this way -- a third challenge is competition from the brick and mortars who are now going to be pushing hard into e-commerce, who have not really been buyers before. And a fourth form is the competition from the pure plays who are giving huge funding and huge buckets of cash and who are going out and spending suddenly.

Suddenly they are bidding two or three times what we see as the economically correct price to bid for a term on Google. They are spending two or three times that and they are just throwing money and their shareholders are willing to accept $100 million losses. They are saying is going to be that way for however many years and such. So that's a fourth challenge.

And I'd say the fifth challenges the economy. I think the economy -- I've said this before -- but I don't ever think there was a recovery. I think there was a -- we reinflated the bubble and we got to a nothing burger of couple percent growth and I'm not even sure I believe that because who knows about what they are stating with inflation.

So anyway, they've done the best they could with the zero interest rate policy. They got us back to nothing of a recovery and even the air is starting to go out of this recovery. There's been this whole kabuki dance about, well we are going to raise interest rates when unemployment gets to 6% and when the sun rises in the West and when this and that happens.

Well now unemployment is at 5%, they don't raise. And the reason is the labor force participation rate is the lowest it's been in 40 years and they really can't. Our economy is really so fragile the most they cannot can afford to pay is zero and that affects us as a company. That would be the last challenge I would hit. Thank you, Mr. Burnside.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

A question from Glenn Surowiec from GDS Investments -- you used to disclose your net promoter score in the earnings presentations. Does it still rank in the retail elites?

Patrick Byrne - Overstock.com Inc. - CEO

Yes it does. Our net promoter scores -- it was a point or two higher than last year. I don't know why we stopped -- I think we decided our deck had just gotten so thick. Yes, our net promoter score on customer satisfaction is up -- it's extraordinary. It's like 72% the last day I happened to check two days ago. And we get that score every day.

Don't hold me to it, but 72% if that's really what it is as an average. But it runs very high at least in the 60s or low 70s. Next question.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Okay. A question from Richard Kreger, from Source GRP. Can you comment on the status of the new office building? The headquarters as well as when you expect it to be complete?

Second, can you give us guidance on what improvement the free cash flow should be in the year after completion of the capital expenditures to build a new headquarters?

Patrick Byrne - Overstock.com Inc. - CEO

Sure. The new headquarters -- our goal was to get it all in for under $100 million; the full cost of building it should be about $98 million with furniture, with kit and caboodle, and we've gotten back about $10 million in various government incentives. So you might think of the whole thing as being about a $90 million cost of which we are putting up half, the bank is putting up half.

The economics -- just continuing on the economics, in our current headquarters here we are spending $5 million. If we had re-signed the lease we would be spending $5 million. We have a data center where we are spending at least $2.5 million. And for that, we get -- let's call it X amount of seat capacity. We will have, in the new building, we will be spending -- we'll have about 165% of X capacity for people. We will have the data center right there with everyone. We will have combined these two forces from opposite sides of the valley so we have people driving back and forth 15 miles a day between the two buildings and we have $100 million dollar payroll. How much does that inefficiency cost us per year?

On and on -- so you look at all these efficiencies and you say, the whole thing is going to cost -- it's the outlay of about $46 million upfront, or you could call it $50 million upfront and then the debt service on $46 million. What was the debt service on the $46 million, Rob? What's the debt ratio?

Robert Hughes - Overstock.com Inc. - SVP of Finance & Risk Management

The interest rate is 4.6%.

Patrick Byrne - Overstock.com Inc. - CEO

So we're talking about reducing an ongoing expenditure of $6 million to $7 million to an expenditure of a fraction of that but having to put up $50 million to do it, but getting all these operational efficiencies and 65% more space. We will be moving in -- moving furniture in in June and we will get a certificate of occupancy and moving in ourselves in August of next year.

And then once we get to all that transition -- of course, there's costs associated with that transition -- I do expect, even assuming no operating efficiencies yet, a few million dollars a year dropping to the bottom -- a couple million dollars a year just in rent savings. This has been designed so the heat from the data center heats the building in the winter and all this kind of stuff that -- it's not frivolous. It might look odd.

You know what? It may look frivolous to people because, well -- it's a peace sign. Well every little piece of this has been thought out. That peace sign is under the approach path of the main runway of the Salt Lake City International Airport, which is a hub for Delta which -- and 22 million people a land on that flight path and they are going to look at their right wing and see this iconic building that's both a peace sign and a giant O, about 500 feet beneath them. I think that has some value.

So it's clearly going to be a money saver for us even before we get to efficiencies and it's going to be a great branding of that. It's going to be great for morale. And even the fact that it will make it that easier for us to recruit people and retain people because it's going to be -- as Fortune magazine wrote the story just a week ago. They quoted me as saying it will be the hippest place to work. It's going to be just a great building.

So -- just a moment. Okay. What part of that question did I miss? The new building, when we are moving in, the economics of it? Rob?

Robert Hughes - Overstock.com Inc. - SVP of Finance & Risk Management

Other than we in our last conference call we had even more information about the new building. Those slides are still out there on our Investor Relations website.

Patrick Byrne - Overstock.com Inc. - CEO

David Kanen, A-E-G -- oh, Aegis Capital. Is he on? Okay. So put him through.

Oh, I'm sorry, I thought he was next. Well, -- any more questions? Okay.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

It looks like those are the email questions.

Operator

(Operator Instructions)

Patrick Byrne - Overstock.com Inc. - CEO

Okay. Well, thank you. I'm sorry we broke our 14- or 15-quarter winning streak on this. On this quarter we spent -- I'll throw one other thing out. Our new General Counsel may get heartburn over this.

Our lawsuit, I think is -- we're going for a low nine digit number. I think it's -- we'll be in trial in March and I think they owe us -- I think they owe you $100 million; and that's what our damage model supports -- $100 million something plus or minus a few giblets, and we have a great case. And I think they are shaking in their boots. We have them dead to rights -- there is a story coming out maybe within hours -- I happen to know that because somebody has been fact checking with me and another story. There's a couple of stories in the works that I hope hit over the next weeks or maybe even days that will maybe make it somewhat more explicable why I have been on the warpath I've been on for 10 years.

There's some people who tried to destroy this business, specifically. Went to extraordinary lengths to destroy this business 10 years ago and you will be reading all about it quite shortly. And they owe us money -- they owe us a nine digit number. They owe us a nine digit number.

Now when those stories hit -- the stories are out -- the trial is now scheduled for mid-March. We've fought 10 years. We've gotten -- we are a few months away and I think that -- I guess I can't predict what we're going to win but our case is for a nine digit number and it's worth fighting on.

Mitch, you take over from there.

Mitch Edwards - Overstock.com Inc. - General Counsel and SVP

Well, hard to comment on ongoing litigation other than we believe we have a great case with a great law firm. We've been prepping for it and we will see in the next few months how that all turns out but it could be very favorable to us.

Patrick Byrne - Overstock.com Inc. - CEO

Anything else to come before this august body? Well, thank you very much. Thank you for your faith and I look forward to talking with you in probably early February. Bye-bye.

Stormy, would you like to add anything? Guess not. Thank you.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.

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